Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS FIRST QUARTER

FINANCIAL AND OPERATING RESULTS

The health and safety of our employees, guests, and communities are our top priority

The Company has proactively reduced its cash outflows to $270 million per month during closures, excluding MGM China and MGP, and is well-positioned given its strong liquidity and recent $750 million senior notes offering

Sports Betting, Japan and Macau remain priority long-term strategic initiatives

Las Vegas, Nevada, April 30, 2020 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended March 31, 2020.

"The year started strong with results ahead of expectations, however the COVID-19 pandemic resulted in the closure of our properties which had a material negative impact on our first quarter results,” said Bill Hornbuckle, Acting CEO and President of MGM Resorts. “It is still premature to predict the opening dates of our domestic properties. In the meantime, we are collaborating with public health officials, experts in epidemiology and biosafety, and both state and federal government to come up with a set of protocols that will help deliver a safe, secure environment for our employees and guests. We are aggressively managing our cash outflows and strengthening our liquidity position to make certain that despite a lack of revenue, we are able to advance our longer term strategic initiatives such as a new integrated resort in Japan, growing our business in Macau, and establishing a leading presence in sports betting and on-line gaming. With premier assets in most of the markets in which we operate, we are confident we will emerge from the crisis in a strong position.”

First Quarter 2020 Financial Highlights:

Consolidated Results

•

Consolidated net revenues decreased 29% compared to the prior year quarter to $2.3 billion, primarily driven by the temporary suspension of the Company’s domestic and Macau casino operations and continued travel restrictions which resulted in a 63% decrease in net revenues at MGM China;

•

Consolidated operating income increased to $1.3 billion compared to $370 million in the prior year quarter. The current year quarter included a $1.5 billion gain related to the MGM Grand Las Vegas and Mandalay Bay real estate transaction;

•	Net income attributable to MGM Resorts of $807 million, including the gain discussed above net of tax, compared to net income attributable to MGM Resorts of $31 million in the prior year quarter;
•	Diluted earnings per share of $1.64 in the current quarter compared to diluted earnings per share of $0.05 in the prior year quarter;
•	Adjusted diluted earnings per share (“Adjusted EPS”)(1) was a loss per share of $0.45 in the current quarter compared to Adjusted EPS of $0.14 in the prior year quarter; and
•

Consolidated Adjusted EBITDAR(2) decreased 61% to $295 million in the current quarter compared to $748 million in the prior year quarter, primarily attributable to the temporary suspension of casino operations discussed above.

“During this unprecedented crisis MGM Resorts maintains a strong liquidity position. We have benefitted from the Bellagio, MGM Grand Las Vegas, and Circus Circus Las Vegas real estate transactions, which generated approximately $6.9 billion of cash. In addition to $4.6 billion of cash on the balance sheet as of March 31, 2020, excluding MGP and MGM China and adjusted for the recent bond offering, the Company also has access to $1.4 billion of additional liquidity upon the redemption of its operating partnership units in MGP. Furthermore, we have recently cut our dividend to maintain maximum flexibility and allow us to continue to invest in our business,” said Paul Salem, Chairman of MGM Resorts. “As I have watched Bill and the team move swiftly to address the challenges of the COVID-19 crisis, I have tremendous confidence in their ability to manage the Company through these challenging times. I look forward to working with management and the rest of the Board of Directors to create long term shareholder value by executing on our key strategic initiatives and increasing returns on investment through disciplined capital allocation.”

“We continue to implement an extensive number of initiatives to optimize our cash position, and currently estimate that while all of our properties are closed in the U.S., our domestic cash outflows, including interest, taxes, and rent (net of dividends received from MGP), are approximately $270 million per month,” said Corey Sanders, Chief Financial Officer and Treasurer of MGM Resorts. “After the quarter end, we accessed the debt capital markets to bolster our liquidity position and amended our credit agreement to provide for additional flexibility with respect to our financial covenants. As such, our balance sheet remains sound.”

Financial Position & Liquidity

•	Cash and cash equivalents balance at March 31, 2020 was $6.0 billion, which included $1.8 billion at the MGP Operating Partnership and $381 million at MGM China;
•	At March 31, 2020, principal amount of indebtedness outstanding was $11.8 billion, including $4.0 billion outstanding at MGP Operating Partnership and $2.3 billion outstanding at MGM China;
•

At March 31, 2020, $1.5 billion was drawn on the Company’s $1.5 billion revolving facility, $1.35 billion was drawn on the $1.35 billion MGP Operating Partnership revolving credit facility, and $826 million was drawn on the $1.25 billion MGM China revolving credit facility;

•

Excluding MGP and MGM China, the Company has no debt maturing prior to 2022 and the Company estimates that while all of the Company’s domestic properties are closed, cash outflows inclusive of net rent, interest, corporate and operating expenses and expected capital expenditures, are approximately $270 million per month; and

•

On April 23, 2020, the Company commenced an offering for $750 million in aggregate principal amount of 6.750% senior notes due 2025. The transaction is scheduled to close on May 4, 2020, subject to customary closing conditions.

Las Vegas Strip Resorts

•

Net revenues decreased 21% compared to the prior year quarter to $1.1 billion. Excluding Circus Circus Las Vegas, which was sold in December 2019, net revenues decreased 17% compared to the prior year quarter;

•	Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues(3) decreased 20% compared to the prior year quarter to $1.1 billion and decreased 17% excluding Circus Circus Las Vegas;
•	REVPAR(4) increased 3.3% compared to the prior year quarter. Excluding Circus Circus Las Vegas, REVPAR decreased 3.3% compared to the prior year quarter;
•

Adjusted Property EBITDAR of $268 million, a 34% decrease compared to $404 million in the prior year quarter. Excluding Circus Circus Las Vegas, Adjusted Property EBITDAR decreased 32% compared to the prior year quarter;

•

Adjusted Property EBITDAR increased 24% for the first two months of the quarter compared to the same period in the prior year quarter, and when excluding Circus Circus Las Vegas, increased 27% for the first two months of the quarter compared to the same period in the prior year quarter;

•

Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR(2) of $273 million a 33% decrease compared to the prior year quarter. Excluding Circus Circus Las Vegas, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR decreased 31% compared to the prior year quarter; and

•

Adjusted Property EBITDAR margin of 23.6%, a 466 basis point decrease compared to the prior year quarter. Excluding Circus Circus Las Vegas, margins decreased 497 basis points compared to the prior year quarter.

Regional Operations

•

Net revenues decreased 10% compared to the prior year quarter to $726 million, the current quarter included $57 million in net revenues from MGM Northfield Park’s operations, which were acquired from MGP on April 1, 2019;

•	Adjusted Property EBITDAR decreased 28% compared the prior year quarter to $152 million;
•

Adjusted Property EBITDAR increased 42% for the first two months of the quarter compared to the same period in the prior year quarter, and when excluding Empire City and MGM Northfield Park, increased 26% for the first two months of the quarter compared to the same period in the prior year quarter; and

•	Adjusted Property EBITDAR margin of 20.9% in the current quarter, a 544 basis point decrease compared to the prior year quarter.

MGM China

•	Net revenues decreased 63% compared to the prior year quarter to $272 million;
•	VIP Table Games Hold Adjusted MGM China Net Revenues(3) decreased 61% compared to the prior year quarter to $275 million;
•	Adjusted Property EBITDAR loss of $22 million compared to Adjusted Property EBITDAR of $193 million in the prior year quarter; and
•

VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR(2) loss of $17 million compared to VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR of $177 million in the prior year quarter.

Adjusted Diluted Earnings Per Share

The following table reconciles diluted earnings (loss) per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended March 31,	2020	2019
Diluted earnings per share	$1.64	$0.05
Property transactions, net	0.11	0.02
Gain on REIT transactions, net	(3.16)	—
CEO transition expense	0.09	—
Restructuring	—	0.08
Non-operating expense:
Loss on retirement of long-term debt	0.24	—
Foreign currency gain on MGM China senior notes	(0.01)	—
Change in fair value of MGP swaps	0.01	—
Items from unconsolidated affiliates:
Change in fair value of CityCenter swaps	0.02	0.01
Income tax impact on net income adjustments (1)	0.61	(0.02)
Adjusted diluted earnings (loss) per share	$(0.45)	$0.14
(1)	The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.

The current quarter also included non-cash income tax charges totaling $33 million resulting from increases to valuation allowances for Macau deferred tax assets and foreign tax credits, partially offset by benefit resulting from recently issued guidance related to deductions for employee dining facilities.

Las Vegas Strip Resorts

Casino revenue for the first quarter of 2020 decreased 15% compared to the prior year quarter at the Company’s Las Vegas Strip Resorts, due primarily to decreases in the month of March which offset a 12% increase in casino revenues in the first two months of the quarter. Excluding Circus Circus Las Vegas, casino revenue decreased 12% compared to the prior year quarter and increased 16% for the first two months of the quarter compared to the same period in the prior year quarter.

The following table shows key gaming statistics for the Company’s Las Vegas Strip Resorts:

Three Months Ended March 31,	2020	2019	% change
	(Dollars in millions)
Table Games Drop	$841	$968	(13)%
Table Games Win %	23.2%	23.0%
Slots Handle	$2,457	$3,051	(19)%
Slots Hold %	9.4%	9.1%

Rooms revenue decreased 23% compared to the prior year quarter at the Company’s Las Vegas Strip Resorts and decreased 18% excluding Circus Circus Las Vegas. Excluding Circus Circus Las Vegas, hotel revenues increased 3% for the first two months of the quarter compared to the same period in the prior year quarter. Las Vegas Strip Resorts

REVPAR increased 3.3%, and when excluding Circus Circus Las Vegas, decreased 3.3%, compared to the prior year quarter.

The following table shows key hotel statistics for the Company’s Las Vegas Strip Resorts:

Three Months Ended March 31,	2020	2019	% change
Occupancy %	88%	90%
Average Daily Rate (ADR)(1)	$183	$173	5.7%
Revenue per Available Room (REVPAR)(1)	$160	$155	3.3%
(1)	For the three months ended March 31, 2020, ADR and REVPAR include rooms in service at the Company’s Las Vegas Strip Resorts through March 16, 2020.

Regional Operations

Casino revenue for the first quarter of 2020 decreased 7% compared to the prior year quarter at the Company’s Regional Operations. Excluding the acquisition of MGM Northfield Park’s operations from MGM Growth Properties LLC (“MGP”), casino revenue decreased 15% compared to the prior year quarter. Casino revenue increased 24% for the first two months of the quarter compared to the same period in the prior year quarter and, when excluding MGM Northfield Park, increased 13% for the first two months of the quarter compared to the same period in the prior year quarter.

The following table shows key gaming statistics for the Company’s Regional Operations:

Three Months Ended March 31,	2020	2019	% change
	(Dollars in millions)
Table Games Drop	$844	$1,013	(17)%
Table Games Win %	19.4%	19.5%
Slots Handle	$5,170	$5,627	(8)%
Slots Hold %	9.6%	9.2%

MGM China

In March 2020, MGM China Holdings Limited’s (“MGM China”) Board of Directors recommended a final dividend for 2019 of $41 million, to be paid in 2020 if approved at the upcoming annual shareholders meeting on May 28, 2020, of which MGM Resorts would receive its 55.95% share, or $23 million, and noncontrolling interests would receive $18 million.

Key first quarter results for MGM China include:

•	Net revenues decreased 63% compared to the prior year quarter to $272 million;
•	Main floor table games win decreased 58% compared to the prior year quarter;
•	VIP table games win decreased 68% compared to the prior year quarter; and
•

Adjusted Property EBITDAR loss of $22 million compared to Adjusted Property EBITDAR of $193 million in the prior year quarter. The current quarter included $5 million of license fee expense compared to $13 million in the prior year quarter.

The following table shows key gaming statistics for MGM China:

Three Months Ended March 31,	2020	2019	% change
	(Dollars in millions)
VIP Table Games Turnover	$3,425	$10,011	(66)%
VIP Table Games Win %	3.2%	3.4%
Main Floor Table Games Drop	$777	$1,993	(61)%
Main Floor Table Games Win %	24.1%	22.3%

Corporate Expense

Corporate expense, including share-based compensation for corporate employees, was $144 million in the first quarter of 2020, compared to $129 million in the prior year quarter. The current quarter included $44 million in CEO transition expense and $4 million in corporate initiatives costs. Included in the CEO transition expense is $20 million of stock compensation expense, of which approximately $13 million related to the modification and accelerated vesting of outstanding stock compensation awards. The prior year quarter included $20 million in Empire City Casino acquisition costs, primarily related to transfer taxes and advisory fees, $12 million in costs incurred to implement the MGM 2020 Plan, and $3 million in finance modernization initiative costs.

Unconsolidated Affiliates

The following table summarizes information related to the Company’s share of income from unconsolidated affiliates:

Three Months Ended March 31,	2020	2019
	(In thousands)
CityCenter	$20,666	$34,849
MGP BREIT Venture	19,950	—
Other	(4,868)	3,900
	$35,748	$38,749

In April 2020, CityCenter Holdings, LLC (“CityCenter”) paid a $101 million dividend, of which MGM Resorts received its 50% share, or approximately $51 million.

Key first quarter results for CityCenter include the following (see schedule accompanying this release for further detail on CityCenter’s first quarter results):

•	Net revenues were $265 million, a 23% decrease compared to the prior year quarter;
•	CityCenter’s REVPAR was $245 in both the current and prior year quarters; and
•	Adjusted EBITDA was $79 million, a 31% decrease compared to the prior year quarter, primarily as a result of the temporary suspension of casino operations, discussed above.

MGM Growth Properties

During the first quarter of 2020, the Company made rent payments to MGM Growth Properties Operating Partnership LP (“MGP Operating Partnership”) in the amount of $219 million and received distributions of $94 million from the MGP Operating Partnership. In March 2020, the Board of Directors of MGP approved a quarterly dividend of $0.475 per Class A share (which represents a dividend of $1.90 per share on an annualized basis and an increase of $0.02 per share from the prior dividend rate) totaling $62 million, which was paid on April 15, 2020 to holders of record on March 31, 2020. The Company concurrently received a $96 million distribution attributable to its ownership of MGP Operating Partnership units.

MGM Resorts Dividend and Share Repurchases

To preserve liquidity in light of the impact of COVID-19 on its business operations, the Company has temporarily reduced its dividend to an annual dividend of $0.01 per share. On April 30, 2020, the Company’s Board of Directors approved a quarterly dividend of $0.0025 per share. The dividend will be payable on June 15, 2020 to holders of record on June 10, 2020.

During the first quarter of 2020, MGM Resorts repurchased approximately 11 million shares of its common stock at an average price of $32.57 per share for an aggregate amount of $354 million. As of March 31, 2020, approximately $4 million remained available under the $2.0 billion share repurchase program announced in May 2018 and $3.0 billion remained available under the $3.0 billion stock repurchase program announced in February 2020. All shares repurchased under the Company’s program have been retired.

Conference Call Details

MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. The call will be accessible via the Internet through https://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 1559564. A replay of the call will be available through Thursday, May 7, 2020.  The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088.  The replay access code is 10142185. The call will be archived at https://investors.mgmresorts.com. In addition, MGM Resorts will post supplemental slides today on its website at https://investors.mgmresorts.com for reference during the earnings call.

1.“Adjusted EPS” is diluted earnings or loss per share adjusted to exclude preopening and start-up expenses, property transactions, net, gain on REIT transactions, net, CEO transition expense, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), gain or loss on retirement of long-term debt, foreign currency gain or loss related to MGM China’s U.S. dollar-denominated debt,  and the Company’s share of mark-to-market adjustments related to CityCenter’s interest rate swaps recorded within non-operating items from unconsolidated affiliates.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing period-to-period comparisons of the results of the Company’s continuing operations to assist investors in reviewing the Company’s operating performance over time. Management believes that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, such as restructuring costs and items further discussed in footnote 2 below, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of the Company’s performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly-titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under “Adjusted Diluted Earnings Per Share” included in this release.

2.“Adjusted EBITDAR” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, gain on REIT transactions, net, CEO transition expense, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), rent expense associated with triple net operating and ground leases, income from unconsolidated affiliates related to investments in REITs, and property transactions, net. Management utilizes “Adjusted Property EBITDAR” as the primary profit measures for its reportable segments and underlying operating segments. Adjusted Property EBITDAR is a measure defined as Adjusted EBITDAR before corporate expense and stock compensation expense, which are not allocated to each operating segment, and before rent expense related to the master lease with MGM Growth Properties that eliminates in consolidation. The Company manages capital allocation, tax planning, stock compensation, and financing decisions at the corporate level. “Adjusted Property EBITDAR margin” is Adjusted Property EBITDAR divided by related segment net revenues.

“Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR” and “VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR” are supplemental non-GAAP financial measures, that, in addition to the reasons described above for the presentation of Adjusted  Property EBITDAR, are presented to adjust for the impact of certain variances in table games and VIP table games’ win percentages compared to the mid-point of the expected ranges. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR is calculated by applying a win percentage of 30.0% for Baccarat and 21.0% for non-Baccarat games to the respective table games drops for the quarter, which represents the mid-point of the expected ranges of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat at the Las Vegas Strip Resorts properties. VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR is based on applying a VIP Rolling Chip win percentage of 2.95% to the VIP Rolling Chip volume, which represents the mid-point of the expected normal range of 2.6% to 3.3% for MGM China. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR are also adjusted for the gaming taxes, VIP commissions, bad debt expense, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted above to the respective gaming volumes.

Adjusted EBITDAR information is a valuation metric, should not be used as an operating metric, and is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are widely used by analysts, lenders, financial institutions, and investors as a principal basis for the valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDAR, Adjusted Property EBITDAR, and Adjusted Property EBITDAR margin may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, management changed its non-GAAP measures as a result of the Bellagio real estate transaction in the fourth quarter of 2019, including recasting prior periods, to exclude rent expense associated with triple net operating leases and ground leases. Management believes excluding rent expense associated with triple net operating leases and ground leases provides useful information to analysts, lenders, financial institutions, and investors when valuing the Company, as well as comparing  the Company’s results to other gaming companies, without regard to differences in capital structure and leasing arrangements since the operations of other gaming companies may or may not include triple net operating leases or ground leases. However, as discussed herein, Adjusted EBITDAR and Adjusted Property EBITDAR should not be viewed as measures of overall operating performance, considered in isolation, or as an alternative to net income, because these measures are not presented on a GAAP basis and exclude certain expenses, including the rent expense associated with the Company’s triple net operating and ground leases, and are provided for the limited purposes discussed herein.

Adjusted EBITDAR, Adjusted Property EBITDAR, Adjusted Property EBITDAR margin, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR should not be construed as alternatives to operating income or net income, as indicators of the Company’s performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes, real estate triple net lease and ground lease payments, and debt principal repayments, which are not reflected in Adjusted EBITDAR, Adjusted Property EBITDAR, Adjusted Property EBITDAR margin, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDAR, Adjusted Property EBITDAR, Adjusted Property EBITDAR margin, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR information may calculate Adjusted EBITDAR, Adjusted Property EBITDAR, Adjusted Property EBITDAR margin, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR in a different manner and such differences may be material.

A reconciliation of GAAP net income (loss) to Adjusted EBITDAR is included in the financial schedules in this release.

3.“Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues” and “VIP Table Games Hold Adjusted MGM China Net Revenues” are additional supplemental non-GAAP financial measures that are presented to adjust Las Vegas Strip Resorts net revenues and MGM China net revenues for the impact of certain variances in table games and VIP table games’ win percentages compared to the mid-point of the expected ranges, as described in footnote 2 above. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues are also adjusted for the VIP commissions, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted in footnote 2 above to the respective gaming volumes. Management believes Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues present consistent measures in providing period-to-period comparisons and are useful measures in assisting investors evaluating the Company’s operating performance. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues should not be construed as alternatives to GAAP net revenues, as indicators of the Company’s performance, or as any other measure determined in accordance with generally accepted accounting principles. Reconciliations of GAAP net revenues to Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues are included in the financial schedules in this release.

4.REVPAR is hotel revenue per available room.

5.CityCenter non-GAAP Measure

“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), and property transactions, net. Management utilizes Adjusted EBITDA as the primary profit measures for CityCenter. Adjusted EBITDA is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures. Management believes that while certain items excluded from Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluating CityCenter’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, such as restructuring costs and items further discussed above, may not relate specifically to current operating trends or be indicative of future results. Adjusted EBITDA should not be construed as alternatives to operating income or net income, as indicators of the Company’s performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. A reconciliation of GAAP net income (loss) to Adjusted EBITDA is included in the financial schedules in this release.

*     *      *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 29 unique hotel and destination gaming offerings in the United States and Macau, including some of the most recognizable resort brands in the industry such as Bellagio, MGM Grand, ARIA and Park MGM. The Company's 50/50 venture, ROAR Digital LLC, offers U.S. sports betting and online gaming through market-leading brands, including BetMGM and partypoker. The Company is currently pursuing targeted expansion in Asia through the integrated resort opportunity in Japan. Through its "Focused on What Matters: Embracing Humanity and Protecting the Planet" initiative, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on Twitter as well as Facebook and Instagram.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding future results, including the severity of the continued impact of COVID-19 on its results of operations and the duration of such impact, the Company’s estimated cash outflows while its domestic properties remain closed, dividends it expects to receive from MGM China, the MGP Operating Partnership and CityCenter, its ability to execute on its asset light strategy, return capital to shareholders, including the timing and amount of any share repurchases or dividends, the closing of the Company’s recent senior notes offering and the Company’s ability to deliver on its MGM 2020 plan, reduce expenses and otherwise maintain its liquidity position during the pandemic. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the continued impact of the COVID-19 pandemic on the Company’s business, the effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
AARON FISCHER	CATHERINE PARK
Chief Strategy Officer	Executive Director of Investor Relations
(702) 693-7152 or afischer@mgmresorts.com	(702) 693-8711 or cpark@mgmresorts.com

News Media
BRIAN AHERN
Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2020	2019
Revenues:
Casino	$1,054,026	$1,626,346
Rooms	433,951	574,215
Food and beverage	396,709	520,221
Entertainment, retail and other	269,945	344,374
Reimbursed costs	98,186	111,755
	2,252,817	3,176,911
Expenses:
Casino	628,670	902,757
Rooms	172,609	203,994
Food and beverage	339,636	400,239
Entertainment, retail and other	199,063	243,630
Reimbursed costs	98,186	111,755
General and administrative	574,306	525,112
Corporate expense	143,808	129,436
Preopening and start-up expenses	122	3,287
Property transactions, net	54,975	8,776
Gain on REIT transactions, net	(1,491,945)	—
Depreciation and amortization	318,290	316,414
	1,037,720	2,845,400
Income from unconsolidated affiliates	35,748	38,749
Operating income	1,250,845	370,260

Non-operating income (expense):
Interest expense, net of amounts capitalized	(157,137)	(216,120)
Non-operating items from unconsolidated affiliates	(32,621)	(18,165)
Other, net	(124,264)	1,693
	(314,022)	(232,592)

Income before income taxes	936,823	137,668
Provision for income taxes	(262,304)	(71,511)
Net income	674,519	66,157
Less: Net (income) loss attributable to noncontrolling interests	132,350	(34,860)
Net income attributable to MGM Resorts International	$806,869	$31,297
Earnings (loss) per share:
Basic	$1.64	$0.05
Diluted	$1.64	$0.05

Weighted average common shares outstanding:
Basic	495,415	534,219
Diluted	496,984	537,506

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$6,016,417	$2,329,604
Accounts receivable, net	454,826	612,717
Inventories	106,327	102,888
Income tax receivable	44,459	27,167
October 1 litigation insurance receivable	735,000	735,000
Prepaid expenses and other	240,900	200,317
Total current assets	7,597,929	4,007,693

Property and equipment, net	15,172,959	18,285,955

Other assets:
Investments in and advances to unconsolidated affiliates	1,596,170	822,366
Goodwill	2,091,595	2,084,564
Other intangible assets, net	3,795,850	3,826,504
Operating lease right-of-use assets, net	8,425,653	4,392,481
Other long-term assets, net	438,749	456,793
Total other assets	16,348,017	11,582,708
	$39,118,905	$33,876,356

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$202,735	$235,437
Construction payable	40,961	74,734
Accrued interest on long-term debt	108,694	122,250
October 1 litigation liability	735,000	735,000
Other accrued liabilities	1,538,857	2,024,002
Total current liabilities	2,626,247	3,191,423

Deferred income taxes, net	2,388,072	2,106,506
Long-term debt, net	11,743,348	11,168,904
Other long-term obligations	564,608	363,588
Operating lease liabilities	8,374,987	4,277,970
Redeemable noncontrolling interest	89,642	105,046
Stockholders' equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 493,154,946 and 503,147,632 shares	4,932	5,031
Capital in excess of par value	3,274,454	3,531,099
Retained earnings	4,934,302	4,201,337
Accumulated other comprehensive loss	(39,774)	(10,202)
Total MGM Resorts International stockholders' equity	8,173,914	7,727,265
Noncontrolling interests	5,158,087	4,935,654
Total stockholders' equity	13,332,001	12,662,919
	$39,118,905	$33,876,356

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA – NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2020	2019
Las Vegas Strip Resorts	$1,133,806	$1,428,188
Regional Operations	725,660	803,945
MGM China	271,887	734,204
Management and other operations	121,464	210,574
	$2,252,817	$3,176,911

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA – ADJUSTED PROPERTY EBITDAR AND ADJUSTED EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2020	2019
Las Vegas Strip Resorts	$267,599	$403,651
Regional Operations	151,720	211,797
MGM China	(21,990)	192,811
Unconsolidated resorts (1)	12,234	40,482
Management and other operations	(6,862)	30,656
Stock compensation	(16,931)	(16,295)
Corporate	(90,678)	(115,374)
	$295,092	$747,728

(1)	Represents the Company's share of operating income (loss) excluding investments in REIT ventures, adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2020	2019
Net income attributable to MGM Resorts International	$806,869	$31,297
Plus: Net income (loss) attributable to noncontrolling interests	(132,350)	34,860
Net income	674,519	66,157
Provision for income taxes	262,304	71,511
Income before income taxes	936,823	137,668
Non-operating (income) expense:
Interest expense, net of amounts capitalized	157,137	216,120
Other, net	156,885	16,472
	314,022	232,592
Operating income	1,250,845	370,260
Preopening and start-up expenses	122	3,287
Property transactions, net	54,975	8,776
Gain on REIT transactions, net	(1,491,945)	—
Depreciation and amortization	318,290	316,414
CEO transition expense	44,401	—
Restructuring	—	41,098
Triple net operating lease and ground lease rent expense	141,918	7,893
Income from unconsolidated affiliates, investments in REITs	(23,514)	—
Adjusted EBITDAR	$295,092	$747,728

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATIONS OF LAS VEGAS STRIP RESORTS NET REVENUES AND LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR TO TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS NET REVENUES AND TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2020	2019
Las Vegas Strip Resorts net revenues	$1,133,806	$1,428,188
Hold adjustment (1)	6,726	5,137
Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues	$1,140,532	$1,433,325

Las Vegas Strip Resorts Adjusted Property EBITDAR	$267,599	$403,651
Hold adjustment (2)	5,698	4,340
Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR	$273,297	$407,991

(1)

For the Las Vegas Strip Resorts, hold adjustment represents the estimated incremental table games win or loss had the Company’s win percentage equaled the mid-point of the expected normal range of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat. Amounts include estimated discounts and other incentives related to increases or decreases in table games win.

(2)	These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental table games win or loss calculated in (1) above.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATIONS OF MGM CHINA NET REVENUES AND MGM CHINA ADJUSTED PROPERTY EBITDAR TO VIP TABLE GAMES HOLD ADJUSTED MGM CHINA NET REVENUES AND VIP TABLE GAMES HOLD ADJUSTED MGM CHINA ADJUSTED PROPERTY EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2020	2019
MGM China net revenues	$271,887	$734,204
Hold adjustment (3)	2,902	(34,609)
VIP Table Games Hold Adjusted MGM China Net Revenues	$274,789	$699,595

MGM China Adjusted Property EBITDAR	$(21,990)	$192,811
Hold adjustment (4)	5,276	(15,579)
VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR	$(16,714)	$177,232

(3)

For MGM China, hold adjustment represents the estimated incremental VIP table games win or loss related to VIP Rolling Chip volume play had the Company’s win percentage equaled the mid-point of the expected normal range of 2.6% to 3.3%. Amounts include estimated commissions and other incentives related to increases or decreases in VIP table games win.

(4)

These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental VIP table games win or loss calculated in (3) above.

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - NET REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2020	2019
Net revenues	$265,131	$343,520
Adjusted EBITDA	$78,552	$114,391

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2020	2019
Occupancy %	86.0%	90.5%
ADR (1)	$285	$270
REVPAR (1)	$245	$245

  (1) For the three months ended March 31, 2020, ADR and REVPAR include rooms in service at Aria and Vdara through March 16, 2020.

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2020	2019
Net income (loss)	$(20,877)	$17,972
Non-operating (income) expense:
Interest expense, net of amounts capitalized	21,357	23,254
Other, net	23,680	11,300
	45,037	34,554
Operating income	24,160	52,526
Property transactions, net	(2,498)	896
Depreciation and amortization	56,890	57,504
Restructuring	—	3,465
Adjusted EBITDA	$78,552	$114,391